Exhibit 99.1

PRESS RELEASE
Source:	Ascent Assurance, Inc.

Corporate	Contact: Cynthia B. Koenig Chief Financial Officer (817) 878-3732

FOR IMMEDIATE RELEASE:
August 2, 2004

ASCENT ASSURANCE REPORTS SECOND QUARTER RESULTS

FORT WORTH, Texas, August 2, 2004…Ascent Assurance, Inc. (AASR.OB) today reported net income of $1.0 million for the second quarter of 2004, including net realized investment losses of ($3,000), as compared to net income of $362,000, including net realized investment gains of $168,000, for the second quarter of 2003. Income applicable to common stockholders for the second quarter of 2004 was $1.0 million or $0.02 per common share compared to a loss applicable to common stockholders of ($529,000) or ($.08) per common share after deducting preferred stock dividends declared of $891,000 for the second quarter of 2003.

For the six months ended June 30, 2004, net income was $1.1 million, including net realized investment losses of ($5,000), as compared to $551,000, including net realized investment gains of $277,000, for the corresponding 2003 period. After deducting preferred stock dividends accrued of $430,000, income applicable to common stockholders was $690,000 or $.02 per common share for the six months ended June 30, 2004 compared to a loss applicable to common stockholders of ($1.2) million or ($.18) per common share after deducting preferred stock dividends of $1.8 million for the corresponding 2003 period.

Total revenues were $26.8 million and $54.4 million for the second quarter and six months ended June 30, 2004, respectively, as compared to $30.9 million and $62.3 million for the corresponding 2003 periods. Total premium revenues decreased by $2.4 million or 9.4% for the second quarter and $4.9 million or 9.5% for the six months ended June 30, 2004 as compared to the corresponding prior year periods. The benefits and claims to premium ratio was 64.8% and 66.6% for the second quarter and six months ended June 30, 2004, respectively, as compared to 67.7% and 68.0% for the corresponding 2003 periods.

Patrick J. Mitchell, Chairman, and CEO, commenting on second quarter operations said: “The marked improvement in net income for the second quarter of 2004 was driven by our continued pricing discipline resulting in favorable claims experience for the quarter. While we are pleased with our second quarter results, our principal focus remains new business sales initiatives to enhance future premium growth.”

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting, and administration of medical-surgical expense, supplemental health, life, and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. Such factors include, but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; the ability of the Company to fund competitive commission advances to its agents from internally generated cash flow or external financing; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act of 1996 and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to make additional investment in its Insurance Subsidiaries in the form of capital contributions, if needed, in order for such subsidiary to comply with regulatory capital or debt covenant requirements; and the loss of key management personnel.)

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000’s omitted, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

First-year premium	$3,995	$4,891	$8,002	$10,277
Renewal premium	19,043	20,549	38,829	41,472

Total premiums	23,038	25,440	46,831	51,749
Net investment income	1,329	1,555	2,731	3,235
Fee and service income	1,909	3,134	3,890	5,785
Other insurance revenues	481	630	967	1,247
Net realized (loss) gain on investments	(3)	168	(5)	277

Total revenue	26,754	30,927	54,414	62,293

Benefits and claims	14,933	17,227	31,170	35,173
Change in deferred acquisition costs	68	(137)	311	22
Commissions	2,517	3,033	5,195	6,268
General and administrative expenses	5,104	5,930	10,402	11,522
Fee and service operating expenses	1,863	3,006	3,825	5,683
Taxes, licenses and fees	967	895	1,886	1,854
Interest expense on notes payable	253	611	505	1,220

Total expenses	25,705	30,565	53,294	61,742
Income before income taxes	1,049	362	1,120	551
Federal income taxes	-	-	-	-

Net income	$1,049	$362	$1,120	$551
Preferred stock dividends	-	891	430	1,759

Income (loss) applicable to common
stockholders	$1,049	$(529)	$690	$(1,208)

Basic and diluted earnings (loss) per
common share	$.02	$(.08)	$.02	$(.18)

Weighted average shares outstanding:
Basic	50,532	6,532	32,643	6,530

Diluted	50,758	6,532	32,867	6,530

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000’s omitted)

	June 30, 2004 (Unaudited)	December 31, 2003 (Audited)

Assets
Investment assets	$103,156	$102,995
Cash	1,207	2,244
Accrued investment income	1,351	1,309
Deferred policy acquisition costs	21,509	21,819
Agent receivables, net	3,863	4,484
Property and equipment	2,601	3,084
Other assets	7,559	7,994

Total Assets	$141,246	$143,929

Liabilities and Equity
Policy liabilities	$80,447	$81,068
Notes payable	15,989	15,770
Other liabilities	8,763	9,760

Total Liabilities	105,199	106,598

Series B redeemable convertible preferred stock	-	37,504
Common stockholders' equity (1)	36,047	(173)

Total Stockholders' Equity	36,047	37,331

Total Liabilities and Stockholders' Equity	$141,246	$143,929

Common stock issued and outstanding (2)	50,532	6,532

(1)	Common stockholders’ equity includes unrealized investment gains of $0.7 million and $3.1 million at June 30, 2004 and December 31, 2003, respectively.

(2)

On March 15, 2004, the Company’s shareholders approved an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock to 75 million shares from 30 million shares. The approval of this amendment resulted in the automatic conversion of all 37,504 outstanding shares of the Company’s Series B redeemable convertible preferred stock into 43,995,026 shares of common stock. At June 30, 2004, approximately 93% of the 50.5 million shares of common stock outstanding were held by a wholly-owned subsidiary of Credit Suisse First Boston LLC.